MINUTES OF ACTION BY THE
                                 SHAREHOLDERS OF
                            FAR WEST RESOURCES, INC.
                    AT AN ANNUAL GENERAL SHAREHOLDERS MEETING
                                 (June 30, 1997)

     WHEREAS, the By-Laws of the Corporation provide that an Annual General Meeting of the shareholders be held each year when they shall elect a Board of Directors and transact such other business as may be properly brought before the meeting.

     WHEREAS, there were represented by proxy or in person 5,100,000 shares of the Corporation which constituted a quorum, there currently being 8,076,202 shares issued and outstanding, and;

     WHEREAS, being all the Directors of the Corporation, desire that the Board of Directors shall take the action expressed in the Resolution hereinafter set forth;

     NOW THEREFORE, we the undersigned, do hereby declare that the action expressed in the following Resolutions shall be and are hereby taken by majority vote of the shareholders of the Corporation as of the date hereof:

     RESOLVED, that the following individuals be and hereby are appointed to the Board of Directors of this Corporation, to serve in their respective capacities until the next Annual General Meeting of shareholders: Harmel S. Rayat, Jasbinder Chohan and Kundan S. Rayat.

     FURTHER RESOLVED, that Harmel S. Rayat be President and Jasbinder Chohan be Secretary.

     RESOLVED, that Clancy and Co., PLLC be appointed as the Company's independent auditors for the fiscal year ending December 31, 1997.

     RESOLVED, that the state of registration of the Corporation be changed from Utah to Nevada and to amend the Company's Articles of Incorporation to reflect such a change.

     RESOLVED, to approve the Corporation's name change to American Alliance Corp. or American Alliance Corporation and to amend the Company's Articles of Incorporation to reflect such a change.

     RESOLVED, to increase common share par value from $0.001 to $0.00001 and preferred share par value from $0.10 to $.0001.

     RESOLVED, that the Directors establish a new 1997 Stock Option Plan.

     FURTHER RESOLVED, that the Directors are authorized to adopt the 1997 Stock
Option  Plan  and  reserve   1,250,000  shares  of  Common  Stock  for  issuance
thereunder.


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     RESOLVED,  that all past  actions  taken by the Board of  Directors of this
Company be ratified.

     We, Harmel S. Rayat and Jasbinder Chohan, do hereby certify that we are respectively the duly elected President and the duly elected and qualified Secretary and keeper of the records of Far West Resources, Inc., a corporation presently organized and existing under the laws of the State of Utah, and that the above is a true and correct copy of resolutions duly adopted at an Annual General Meeting of Shareholders thereof, convened and held in accordance with law and By-laws of said Corporation on the 30th day of June, 1997 and that such resolutions are now in full force and effect.



/s/ Harmel S. Rayat                              /s/ Jasbinder Chohan
-------------------                              --------------------
Mr. Harmel S. Rayat, President                   Ms. Jasbinder Chohan, Secretary
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